Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Release”) is entered into by and between ExamWorks Group, Inc. (“Company”) and Joshua W. LeMaire (“Employee”).

WHEREAS, Employee was employed by the Company as Vice President, Sales and Marketing; and

WHEREAS, Employee tendered his resignation on May 17, 2011; and

WHEREAS, the parties now desire to resolve fully and finally all alleged claims that Employee possesses or arguably may possess against the Company and all related parties.

NOW THEREFORE, in consideration of the mutual promises contained in this Release, the sufficiency and adequacy of which both parties hereby acknowledge, it is agreed as follows:

1.  Date of Conclusion of Employment. Employee agrees that his employment with the Company will end effective July 1, 2011 (the “Termination Date”).

2.  Severance.  In exchange for Employee’s execution of and compliance with this Release, and provided that Employee re-executes this Release following the Termination Date, Employee will receive severance payments in the gross amount of $209,000, representing one (1) year of salary continuation (“Severance Pay”).  The Severance Pay shall be payable in bi-weekly installments on regular company payroll dates following the Termination Date until the Severance Pay has been paid in full and shall be net of appropriate withholding for federal, state, and local taxes as required by law.  The Severance Pay shall be reported to taxing authorities on an IRS Form W-2 and its state and/or local equivalents at appropriate times as required by applicable law.  Employee’s compliance with all of the terms of this Release is a condition subsequent to payment of the Severance Pay.   Employee acknowledges that if Employee did not sign this Release and re-execute the release following the Termination Date, he would not and will not, following the Termination Date, be entitled to the Severance Pay.  Employee understands and agrees that should he violate any term or provision of this Release, the Company’s obligations to pay Severance Pay shall cease and Employee may be required, at the Company’s option, to return all but $100.00 of the Severance Pay paid to Employee pursuant to this Release.

3.  No Continuation of Benefits After Termination Date.  Except as expressly provided in this Release, following the Termination Date Employee will no longer be eligible for, receive, accrue, or participate in any other benefits or benefit plans provided by the Company or any Released Party, including, without limitation, medical, dental and life insurance benefits and any 401(k) retirement plan.  Notwithstanding the above, Employee shall be entitled to purchase COBRA continuation insurance coverage at his own expense following the Termination Date and shall be permitted to exercise any options that have vested on or before the Termination Date under the ExamWorks Group, Inc. Amended and Restated Stock Incentive Plan (“Stock Incentive Plan”) within sixty (60) days following the Termination Date subject to and in accordance with the terms and conditions of the Stock Incentive Plan.

4.  Complete Release.

 (a)  In General: In consideration for the Severance Pay, Employee irrevocably and unconditionally releases all the Claims described in Section 4(b) that Employee may now have against the Released Parties listed in Section 4(d).  However, Employee is not releasing his right to enforce this Release.

 (b)  Claims Released:  Subject to the exception noted above, Employee is releasing all known and unknown claims, promises, causes of action, or similar rights of any type (“Claims”) that Employee may have with respect to any Released Party listed in Section 4(d).  Employee understands that the Claims he is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

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Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment discrimination.

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Federal employment statutes, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

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Other laws, such as any federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, breach of an express or implied contract, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, justified reliance, promissory estoppel, quantum meruit, defamation, and similar or related claims.

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Examples of released Claims include, but are not limited to: (i) Claims that in any way relate to Employee’s employment with the Company, or the termination of that employment, (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) any Claims to attorneys’ fees or other indemnities.

 (c)  Unknown Claims:  Employee understands that he is releasing Claims that he may not know about.  That is Employee’s knowing and voluntary intent, even though Employee recognizes that someday he might learn that some or all of the facts Employee currently believes to be true are untrue and even though Employee might then regret having signed this Release.  Nevertheless, Employee is assuming that risk and Employee agrees that this Release shall remain effective in all respects in any such case.  Employee expressly waives all rights he might have under any law that is intended to protect Employee from waiving unknown claims.  Employee understands the significance of doing so.

 (d)  Released Parties:  The Released Parties are the Company, all current and former parents, subsidiaries, affiliates or related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, managers, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

5.  Employee’s Representations, Warranties and Covenants.

 (a)  Pursuit of Released Claims:  Employee has not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any Claim this Release purports to waive, and Employee promises never to do so in the future, whether as a named plaintiff, class member, or otherwise.  Employee promises to request any administrative agency or other body assuming jurisdiction of any such lawsuit, etc. to withdraw from the matter or dismiss it with prejudice.  The preceding sentences in this paragraph, however, shall not preclude Employee from filing or prosecuting a charge with any administrative agency with respect to any such Claim as long as Employee does not seek any damages, remedies, or other relief for himself personally, which Employee promises not to do, and any right to which Employee hereby waives.  If Employee is ever awarded or recovers any amount as to a Claim Employee has purported to waive in this Release, Employee agrees that the amount of the award or recovery shall be reduced by the amounts Employee was paid under this Release, increased appropriately for the time value of money, using an interest rate of 10 percent per annum.  To the extent such a setoff is not effected, Employee promises to pay, or assign to the Company his right to receive, the amount that should have been set off.

 (b)  Company Property:  Employee agrees to return to the Company, by the Termination Date, all files, memoranda, documents, records, copies of the foregoing (in any form), Company-provided credit cards, keys, building passes, security passes, blackberry, cell phone, phone cards, access or identification cards, and any other property of the Company or any Released Party that was in Employee’s possession or control.  By the Termination Date, Employee will clear all expense accounts, repay everything Employee owes to the Company or any Released Party, pay all amounts Employee owes on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts.

 (c)  No Admission of Liability:  Employee agrees not to assert that this Release is an admission of guilt or wrongdoing on behalf of the Company and/or any of the Released Parties, and Employee acknowledges that the Released Parties do not believe or admit that any of them has done anything wrong.

 (d)  No Disparagement or Harm:  Employee agrees not to criticize, denigrate, or disparage any Released Party, or any products, services, processes, policies, practices, standards of business conduct, or current or former areas of business of any Release Party.  Employee agrees not to incur any expenses, obligations or liabilities on behalf of any Released Party.

 (e)  Implementation:  Employee agrees to sign any documents and do anything else that is necessary in the future to implement this Release.

 (f)  Other Representations:  Employee acknowledges and agrees that he has not suffered any discrimination on account of his age, sex, race, national origin, religion, disability, or any other protected status, and that none of these ever has been an adverse factor used against Employee by any Released Party.  Employee has not suffered any job-related wrongs or injuries for which Employee might still be entitled to compensation or relief, such as an injury for which Employee might receive a workers’ compensation award in the future.  As of the date of Employee’s first execution of this Release, Employee acknowledges that except for continuation of Employee’s base salary and health insurance benefits through the Termination Date and Severance Pay due under this Release, he has already been paid all salary, wages, commissions, or other compensation due to Employee.  As of the Termination Date, Employee acknowledges that except for Severance Pay due under this Release, he has already been paid all salary, wages, commissions, or other compensation due to Employee.

 (g)  Under 40: Employee acknowledges that he is under the age of 40 and has no claim under the Age Discrimination in Employment Act.

6.  Consideration of Release.  Employee acknowledges that, before signing this Release, he was given a period of at least 7 days in which to consider this Release.  If Employee chooses to sign this Release before the end of the 7-day period, Employee represents that he chose to do so of his own free will, and after he determined that he did not need the full 7-day period to consider this decision.  Employee waives any right he might have to additional time beyond the 7-day consideration period within which to consider this Release.  Employee further acknowledges that:  (1) Employee took advantage of this 7-day period to the extent he deemed necessary to consider this Release before signing it; (2) Employee carefully read this Release; (3) Employee fully understands this Release; (4) Employee is entering into the Release voluntarily; (5) Employee is receiving valuable consideration in exchange for his execution of this Release that Employee would not otherwise be entitled to receive (including, without limitation, payment of compensation through the Termination Date); and (6) the Company, in writing, encouraged Employee to discuss this Release with an attorney of his choice (at Employee’s own expense) before signing Release, and that Employee did so to the extent he deemed appropriate.

7.  Protection of Confidential Information.  Employee acknowledges that, during Employee’s employment with the Company, the Company provided Employee with access to Confidential Information and other valuable resources and assets to which Employee would not have had access but for Employee’s employment with the Company.  Accordingly, Employee makes the following promises:

 (a)  Non-Disclosure: Employee will not use, disclose or reveal to any individual, corporation, partnership, joint venture, limited liability company, trust, governmental entity, or other organization (each, a “Person”) any Confidential Information except when acting with prior written authorization from a duly authorized Company officer.  Employee understands that if Employee has any questions about what constitutes Confidential Information under this Release, Employee will seek and obtain written clarification from the Company.  Notwithstanding this promise, Employee may disclose Confidential Information as required by court order, subpoena, or otherwise as required by law; provided that, upon receiving such order, subpoena, or request and prior to disclosure, Employee shall provide written notice to the Company of such order, subpoena, or request and of the content of any testimony or information to be disclosed and shall cooperate fully with the Company to lawfully resist disclosure of such information.  Nothing in this Release shall prevent Employee from testifying or meeting with any representatives of any federal, state or local law enforcement agency who are investigating any matters involving the Company’s business practices.  Likewise, nothing in this Release shall be deemed to limit Employee’s non-disclosure obligations under any applicable rule, statute, or regulation.

(i)  The term “Confidential Information” means all information belonging to, or otherwise relating to the business of the Company or its affiliates, which is not generally known, regardless of the manner in which it is stored or conveyed to Employee, and which the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure.  Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by Employee.  For example, Confidential Information includes, but is not limited to, information concerning the Company’s business plans, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, clients and customers (including customer contacts), prospective clients and customers, physician and medical evaluator panel, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Company, or any of the products or services made, developed or sold by the Company.

(ii)     Confidential Information does not include information that was (i) generally known to the relevant public at the time of disclosure; (ii) lawfully received by Employee from a third party; (iii) known to Employee prior to receipt from the Company; or (iv) was independently developed by Employee or independent third parties.

 (b)  Non-Solicitation of Restricted Employees and Consultants.  During the remaining term of his employment with the Company and for a period of twenty-four (24) months following the Termination Date, Employee will not, directly or indirectly, hire, recruit or solicit for himself or another employer or Person, or attempt to hire recruit or solicit for himself or another employer or Person, any Restricted Employee or Restricted Consultant who was employed by or otherwise providing services to the Company or an affiliate of the Company (each of the Company and its affiliates, an “ExamWorks Company”) as of the Termination Date, except when acting with prior written authorization from a duly authorized Company officer.

(i)  The term “Restricted Consultant” means any individual or entity with whom any ExamWorks Company contracts to provide services within the “Restricted Business,” including but not limited to physicians and other medical professionals with whom any ExamWorks Company contracts to provide independent medical evaluations and review services.

(ii)     The term “Restricted Employee” means an employee of any ExamWorks Company who was employed by an ExamWorks Company as of or within twelve (12) months prior to the Termination Date.

(iii)   The term “Restricted Business” means the business of arranging and facilitating independent medical examinations, peer reviews, record reviews, external reviews, bill reviews, medical cost containment services, Medicare set-aside services, and related services (including, without limitation, physician examinations, pharmaceutical diagnostic analysis,  medical and vocational case management and other reviews of medical records, appearing and testifying as expert witness in legal proceedings and evaluations under oath) for insurance companies, attorneys and other third parties to examine, validate, independently review and/or evaluate, as the case may be, workers compensation, liability, personal injury, disability and/or other claims, billing and pricing matters.

 (c)  Non-Solicitation of Restricted Customers.  Employee acknowledges that in his role as Vice President, Sales and Marketing and an executive officer of the Company, he oversaw, managed and had access to information regarding each of the past, current and potential clients and customers of the Company and its affiliates, and that such information is valuable proprietary information of the Company.  Accordingly, during the remaining term of his employment with the Company and for a period of twenty-four (24) months following the Termination Date, Employee will not, directly or indirectly, except when acting with prior written authorization from a duly authorized Company officer, (i) solicit, divert or take away from any ExamWorks Company, or attempt to solicit, divert or take away from any ExamWorks Company, the business of  any Restricted Customer for the purpose of aiding, assisting or supporting the sale of  products or services that compete with those offered or provided by any ExamWorks Company in the Restricted Business, or (ii) persuade or attempt to persuade any Restricted Customer to terminate or modify such Restricted Customer’s relationship with any ExamWorks Company.  The term “Restricted Customer” means a person or entity (or any employee or representative thereof) (i) that is or was a customer of an ExamWorks Company, (ii) to which any ExamWorks Company had submitted a request for proposal response, or (iii) with which an ExamWorks Company had held a meeting, in each case  within the twelve (12) months preceding the Termination Date.

 (d)  Non-Competition.  Employee hereby acknowledges that the ExamWorks Companies conduct the Restricted Business throughout the Restricted Territory and have current plans to further expand the Business throughout the Restricted Territory, and accordingly, it is essential that any noncompetition covenant with respect thereto cover all of the Restricted Business and the entire Restricted Territory.  During the remaining term of his employment with the Company and for a period of twenty-four (24) months following the Termination Date, Employee will not, directly or indirectly, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, except when acting with prior written authorization from a duly authorized Company officer, (i) engage in the Restricted Business within the Restricted Territory, (ii) own, operate or control, have an equity or profit interest in, or participate in the ownership, management, operation or control of, any Person (including, without limitation, any corporation, partnership, professional corporation, proprietorship or other venture) that engages in the Restricted Business anywhere in the Restricted Territory, (iii) render advice to, or be employed or engaged as an officer, executive, consultant, or sales representative by any Person (including, without limitation, any corporation, partnership, proprietorship or other venture) that that engages in the Restricted Business within the Restricted Territory, or (iv) perform, teach or instruct any Person to perform services of a type Employee performed for the Company or of a type the Business arranges or facilitates.

(i)  The term “Restricted Territory” means the United States of America, Canada and the United Kingdom.  Employee acknowledges that he provided services to the Company and managed the Company’s sales, marketing and corporate development operations throughout the Restricted Territory during his tenure as Vice President, Sales and Marketing of the Company and that therefore the scope of the Restricted Territory is reasonable and appropriate.

(ii)     Notwithstanding the above, nothing in this Release shall be deemed to prevent Employee from purchasing or owning, directly or beneficially, as a passive investment, less than ten percent (10%) of any class of the publicly-traded securities of any corporation.

8.  Intellectual Property.  Employee acknowledges that the Company is the sole owner of all the products and proceeds of Employee’s services during the term of his employment with the Company, including, but not limited to, all logos, materials (including marketing materials), ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that Employee may have acquired, obtained, developed or created in connection with and during his employment, free and clear of any claims by the Employee (or anyone acting or claiming on Employee’s behalf) of any kind or character whatsoever (the “IP”).  Employee hereby assigns and transfers all right, title and interest in and to the IP to the Company, and shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such IP.

9.  Re-execution of Release Following Termination Date.  Employee shall re-execute this Release within three (3) days following the Termination Date for the purpose of reaffirming the agreements and obligations of Employee contained herein as of the date of such re-execution.  Employee understands that the Company’s obligations to make the Severance Pay shall be contingent upon such re-execution; provided that a failure by Employee to so re-execute the Release shall not otherwise affect any agreement or obligation of the parties under this Release, including any release or covenants given or made by Employee as of the date of Employee’s first signature of this Release.

10.    Miscellaneous.

 (a)  Entire Agreement:  This is the entire agreement between Employee and the Company, except for any previously existing non-disclosure, non-solicitation, or non-competition agreement between Employee and the Company, including those included in the Stock Incentive Plan Stock Option Award Agreement between the Company and the Employee, the terms of which are hereby incorporated into this Release.  This Release may not be modified or canceled in any manner except by a writing signed by both Employee and an authorized Company official.  Employee acknowledges that the Company has made no representations or promises to him other than those in or referred to by this Release.

 (b)  Severability:  If any provision in this Release is found to be unenforceable, such provision shall be severable from the remainder of the Release, and all other provisions will remain fully enforceable.  Employee’s violation of the provisions of this Release does not affect the legality of Employee’s release.

 (c)  Successors:  This Release binds Employee’s heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

 (d)  Interpretation: This Release shall be construed as a whole according to its fair meaning.  It shall not be construed strictly for or against Employee or any Released Party.  Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other.  Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release.

 (e)  Controlling Law, Jurisdiction: This Release shall be construed under, governed by and enforced in accordance with the laws of the State of Delaware.  Any action brought to enforce or invalidate the terms of this Release may be brought only in the federal or state courts in New Castle County in the State of Delaware.

 (f)  Counterparts.  This Release may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, this Separation and Release Agreement has been executed by the undersigned parties.

Date: May 19, 2011	/s/ Joshua W. LeMaire
Joshua W. LeMaire

Date: May 19, 2011	/s/ Crystal B. Patmore
ExamWorks Group, Inc.

by Crystal B. Patmore
Vice President, Human Resources

Re-Executed by Employee following Termination Date:

Date:
Joshua W. LeMaire